EXHIBIT 99.1

MARKETAXESS REPORTS NET INCOME ROSE 55% IN FOURTH QUARTER 2004
FROM THE FOURTH QUARTER OF 2003

NEW YORK, February 9, 2005 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the fourth quarter and full year ended December 31, 2004.

Total revenues for the fourth quarter of 2004 increased 14% to $19.7 million, compared to $17.3 million in the fourth quarter of 2003. Net income in the fourth quarter of 2004 rose 55% to $2.6 million, or $0.08 per diluted share, from $1.7 million in the fourth quarter of 2003. Excluding a one-time additional tax provision of $0.3 million, fourth quarter 2004 pro forma net income was $2.9 million, or $0.09 per diluted share. Operating margin, defined as pre-tax income as a percentage of total revenues, was 26% in the fourth quarter of 2004, compared to 11% in the fourth quarter of 2003.

For the year ended December 31, 2004, total revenues rose 30% to $75.8 million from $58.5 million for the year ended December 31, 2003. Net income increased to $58.6 million, or $1.91 per diluted share, from net income of $4.2 million for the full year 2003. Of the $58.6 million of net income in 2004, $48.2 million resulted from the recognition of an income tax benefit relating to the utilization of prior years’ net operating loss carryforwards. The operating margin for 2004 was 23%, compared to 8% in 2003.

Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess, commented, “MarketAxess significantly strengthened its leadership position in 2004 as electronic trading continued to gain acceptance in the credit markets. Trading volume on our platform rose 55% in 2004 despite an overall decline in trading by institutional investors in the corporate bond markets as a result of extraordinarily low volatility and narrower credit spreads. In addition, the number of active institutional investor firms trading on the MarketAxess platform increased from 432 at the end of 2003 to 539 at the end of 2004, and the number of broker-dealer clients increased from 18 to 22 over the same period.” He continued, “We are encouraged by the strong momentum in our business during the fourth quarter of 2004 and will continue to build on our leadership position in the U.S. and European high-grade corporate bond markets in 2005.”

Fourth Quarter Results

U.S. high-grade corporate bond commissions totaled $11.4 million in the fourth quarter of 2004, unchanged compared to the fourth quarter of 2003, as higher trading volumes offset the effect of growth in the proportion of trades in bonds with shorter maturities, which incur lower commissions. European high-grade corporate bond commissions totaled $3.3 million in the fourth quarter of 2004, an increase of 32% compared to $2.5 million in the fourth quarter of 2003. Other commissions increased 14% in the fourth quarter of 2004 to $2.0 million, compared to $1.8 million in the fourth quarter of 2003.

Total expenses for the fourth quarter of 2004 declined 5%, to $14.6 million, compared to $15.4 million in the fourth quarter of 2003, benefiting from the end of a warrant program in February 2004 that accounted for $2.1 million of expenses in the fourth quarter of 2003 and a $0.9 million decrease in general and administrative expenses compared to the fourth quarter of 2003.

Pre-tax income totaled $5.1 million for the fourth quarter of 2004, compared to $1.9 million in the fourth quarter of 2003.

Pro forma net income for the fourth quarter of 2004, prior to a non-recurring tax provision of $0.3 million, was $2.9 million, or $0.09 per diluted share, compared to $1.7 million in the fourth quarter of 2003. Including the one-time additional tax provision of $0.3 million, net income for the fourth quarter of 2004 was $2.6 million, or $0.08 per diluted share.

Full Year 2004 Results

U.S. high-grade corporate bond commissions totaled $45.5 million in 2004, compared to $40.3 million in 2003, a 13% increase. European high-grade corporate bond commissions increased 112% to $15.1 million in 2004, compared to $7.1 million in 2003. Other commissions increased 41% to $7.6 million in 2004, compared to $5.4 million in 2003.

Total expenses for 2004 increased 8% to $58.5 million, compared to $54.1 million in 2003.

Pre-tax income in 2004 totaled $17.3 million, compared to $4.4 million in 2003.

Net income for 2004 was $58.6 million, or $1.91 per diluted share, with $48.2 million of this amount attributable to the recognition of an income tax benefit relating to the utilization of prior years’ net operating loss carryforwards.

Balance Sheet Data

As of December 31, 2004, total assets were $176.7 million, including $103.4 million in cash and short-term investments and $41.4 million in deferred tax assets. The number of fully diluted shares outstanding on a weighted-average basis (used for EPS calculations) was 30.6 million for the year ending December 31, 2004 and 32.8 million for the fourth quarter of 2004. Total stockholders’ equity was $156.3 million as of December 31, 2004.

Trading Volume

Total trading volumes in the fourth quarter of 2004 increased 25% to $79.3 billion, compared to $63.2 billion in the fourth quarter of 2003. U.S. high-grade trading volume totaled $49.4 billion in the fourth quarter, a 12% increase over 2003 fourth quarter volume of $44.0 billion. European high-grade trading volumes in the fourth quarter of 2004 increased 37% to $16.9 billion, compared to $12.3 billion in the fourth quarter of 2003. Other trading volumes in the fourth quarter of 2004 increased 90% to $12.9 billion, from $6.8 billion in the fourth quarter of 2003.

Total trading volumes in 2004 increased 55% to $298.1 billion, compared to $192.2 billion in 2003. U.S. high-grade corporate bond trading volume totaled $183.5 billion in 2004, a 31% increase from $140.3 billion in 2003. European high-grade corporate bond trading volumes for the full year 2004 rose 141% to $76.5 billion, compared to $31.8 billion in the prior year. Other trading volumes totaled $38.1 billion in 2004, an 89% increase over the prior year’s total of $20.1 billion.

Outlook for 2005

The Company expects total expenses for 2005 to increase 11% to 16% over 2004 levels.

The Company expects its full-year 2005 capital spending to be $7.0 million to $9.0 million.

The Company expects the number of fully diluted shares outstanding for the first quarter of 2005 to be in the range of 35.5 million to 36.0 million shares under the treasury stock method including shares of non-voting common stock and shares issuable upon the exercise of options and warrants.

Webcast and Conference Call Information

Richard M. McVey, MarketAxess’ Chairman and CEO, and James N.B. Rucker, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30a.m. Eastern time. To access the conference call, please dial 866-800-8652 (U.S.) or 617-614-2705 (international). The passcode for all callers is 12925392. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for two weeks after the announcement. The passcode for replay callers is 56715995. The Webcast will also be archived at www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 500 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, crossovers, European high-grade corporate bonds, U.S. Treasury securities, agency securities and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Deutsche Bank Securities, DZ Bank, FTN Financial, Goldman Sachs, HSBC, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch, Morgan Stanley, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Contacts:

Media Relations

Andy Nybo	Melissa Kanter
MarketAxess Holdings Inc.	Edelman
(212) 813-6246	(212) 704-8261

Investor Relations

Eric Scro	Michele Loguidice
MarketAxess Holdings Inc.	Edelman
(212) 813-6007	(212) 704-8243

MarketAxess Holdings Inc. Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues Commissions U.S. high-grade	$11,441	$11,392	$45,465	$40,310
European high-grade	3,348	2,538	15,142	7,126
Other	2,009	1,761	7,565	5,364

Total Commissions	16,798	15,690	68,172	52,800
Information and user access fees	961	362	2,713	1,144
License fees	1,251	1,095	3,143	4,145
Interest Income	441	105	882	371
Other	222	—	887	—

Total revenues	19,673	17,252	75,797	58,460

Expenses Employee compensation and benefits	8,277	7,145	33,146	26,860
Depreciation and amortization	997	1,050	3,468	4,688
Technology and communications	1,767	1,300	6,402	4,755
Professional and consulting fees	2,131	1,134	4,908	4,180
Warrant-related expense	—	2,133	2,524	5,400
Marketing and advertising	637	626	2,530	2,292
Moneyline revenue share	201	508	1,240	1,806
General and administrative	585	1,485	4,263	4,077

Total expenses	14,595	15,382	58,481	54,058

Income before provision for income taxes	5,078	1,871	17,316	4,402
Provision (benefit) for income taxes	2,478	190	(41,330)	190

Net income	$2,600	$1,681	$58,646	$4,212

Per Share Data:
Earnings (loss) per share:
Basic	$0.08	$(0.37)	$6.90	$(2.20)
Diluted	$0.08	N/A	$1.91	N/A
Weighted-average common shares:
Basic	18,478	3,295	7,098	3,288
Diluted	32,791	N/A	30,639	N/A

MarketAxess Holdings Inc. Consolidated Condensed Balance Sheet Data

	December 31, 2004	December 31, 2003
	($ in thousands)
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$97,652	$20,591
Short-term investments, at market value	5,797	15,591
Deferred income taxes	41,410	—
All other assets	31,846	21,001

Total assets	$176,705	$57,183

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity

Total liabilities	$20,428	$17,788
Total redeemable convertible preferred stock	—	159,664
Total stockholders’ equity (deficit)	156,277	(120,269)

Total liabilities, redeemable convertible preferred stock

and stockholders’ equity	$176,705	$57,183

MarketAxess Holdings Inc. Volume Detail

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade	$49,445	$44,032	$183,511	$140,285
European high-grade	16,909	12,342	76,497	31,800
Other	12,937	6,810	38,055	20,144

Total	$79,291	$63,184	$298,063	$192,229

	Average Daily Volume
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade	$798	$710	$734	$561
European high-grade	273	193	306	126
Other	209	110	152	81

Total	$1,279	$1,013	$1,192	$767

Number of U.S. Trading Days	62	62	250	250
Number of U.K. Trading Days	62	64	250	253
Recommended Early Closes	5	6	12	11

Note	- Number of U.S. trading days is according to the Bond Market Association’s Holiday Recommendations Calendar
- Number of U.K. trading days is according to the U.K. Bank Holiday Schedule
- Recommended early closes is according to the Bond Market Association’s Holiday Recommendations Calendar